UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 3, 2012

Date of Report (Date of Earliest Event Reported)

TILLY’S, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35535	45-2164791
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Whatney

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 609-5599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2012, World of Jean & Tops, a California corporation (“World of Jeans & Tops”) and wholly owned subsidiary of Tilly’s, Inc., a Delaware corporation (“Tilly’s”), entered into an amended and restated credit agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association. The Amended Credit Agreement amended and restated a credit agreement dated as of May 1, 2003 (the “Existing Credit Agreement”), and among other things, increased the line of credit and letter of credit subfacility and extended the term of the Existing Credit Agreement. The following summary of the credit facility under the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement and the related documents. Tilly’s expects to file copies of the Amended Credit Agreement and the related documents as exhibits to its Quarterly Report on Form 10-Q for its fiscal quarter ended April 28, 2012.

General Terms

The Amended Credit Agreement provides for a $25 million revolving credit facility with a maturity date of May 3, 2014. World of Jeans & Tops is the borrower under the Amended Credit Agreement. Tilly’s has guaranteed all loans made to World of Jeans & Tops under the Amended Credit Agreement. The Amended Credit Agreement also includes a $15 million subfacility for letters of credit. The indebtedness under the credit facility is secured by (i) security interests in all accounts receivable and other rights to payment, general intangibles, inventory and equipment of World of Jeans & Tops; and (ii) a security interest in all issued and outstanding equity interests of World of Jeans & Tops held by Tilly’s.

Interest Rates

Under the Amended Credit Agreement, outstanding principal amounts bear interest at a rate equal to (a) a fluctuating rate per annum equal to the prime rate announced by Wells Fargo Bank, National Association or (b) a fixed rate of the London Interbank Offered Rate, or LIBOR, plus 1.75%.

Covenants

The Amended Credit Agreement contains customary affirmative and negative covenants, including limitations on indebtedness; limitations on consolidations, mergers and sales of assets; and limitations on transactions with affiliates.

The Amended Credit Agreement also contains financial covenants setting forth requirements for certain levels of liquidity and profitability, such as: (i) a minimum current asset to current liability ratio of 1.25 to 1.00; (ii) a minimum net profit before tax of at least $1, excluding a non-cash expense of up to a maximum of $2 million for the write-off of impaired fixed assets for the cumulative rolling four-quarter period measured, determined as of the end of each fiscal quarter on a cumulative rolling four-quarter basis; and (iii) a maximum ratio of 4.00 to 1.00 for “funded debt” to “EBITDAR”, where “funded debt” includes credit facility borrowings, capital lease debt and eight times annual operating lease rent expense, and “EBITDAR” includes net income before interest, income taxes, depreciation, amortization and rent expense

Events of Default

Events of default under the Amended Credit Agreement include, among other things, failure to pay principal, interest, fees or other amounts; covenant defaults; material inaccuracy of representations and warranties; bankruptcy events with respect to Tilly’s or World of Jeans & Tops; actual or asserted invalidity of any of the Loan Documents (as such term is defined in the Amended Credit Agreement); or a change of control of World of Jeans & Tops or Tilly’s.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILLY’S, INC.

Date: May 9, 2012	By:	/s/ Patrick Grosso
	Name:	Patrick Grosso
	Title:	Vice President, General Counsel and Secretary